                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-28131

PROSPECTUS

                                 216,241 SHARES

                               SITEL CORPORATION

                                  COMMON STOCK

                               ------------------

    All shares of Common Stock of SITEL Corporation ("SITEL" or the "Company"), $.001 par value per share (the "Shares"), offered hereby are being sold by certain of the Company's stockholders (the "Selling Stockholders"). See "Selling Stockholders". The Shares are traded on the New York Stock Exchange under the symbol "SWW". On November 24, 1997, the last sale price for the Shares as reported on the New York Stock Exchange was $9.25 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN ITEMS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus is applicable to the public sale of Shares by the Selling Stockholders. The Shares offered hereby are being registered and will be distributed pursuant to Rule 415 of the Securities Act of 1933, as amended. The Selling Stockholders may offer or sell such Shares from time to time upon terms determined by the market or in privately negotiated transactions.

    The Company is not engaging an underwriter in connection with the shelf registration or offering of these securities. The Company will incur the expenses of the registration of the Shares offered hereby, including filing, printing, legal, accounting and miscellaneous expenses. The Selling Stockholders will pay any sales commissions to the broker-dealers through whom they effect the sale of Shares.

                  This Prospectus is dated November 25, 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES.

                                  THE COMPANY

    SITEL Corporation ("SITEL" or the "Company") is a global leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations. The Company handles calls in over 25 languages and dialects from approximately 11,000 workstations in 70 call centers located in North America, Europe and the Asia Pacific region. SITEL communicates directly with its clients' customers by responding to customer-initiated telephone calls and by making Company-initiated calls. In addition, the Company is a leader in developing customer service applications over the Internet. The Company is currently providing services to over 400 clients, principally in the insurance, financial services, telecommunications, media and entertainment, technology, utilities, consumer, automotive, and travel industries. SITEL employs more than 17,000 people.

    The Company was founded in 1985 and is a Minnesota corporation. The Company's executive offices are located at 13215 Birch Street, Omaha, Nebraska 68164, and its telephone number is (402) 963-6810.

                                  THE OFFERING

    The Shares offered hereby will be distributed pursuant to Rule 415 of the Securities Act of 1933, which provides for a continuous offering and sale of the Shares from time to time by the Selling Stockholders. The Shares which may be offered by the Selling Stockholders were issued to the Selling Stockholders in private placements by the Company in connection with the Company's acquisition of all of the issued and outstanding shares of the capital stock of Telebusiness New Zealand Limited ("Telebusiness") and Levita Group PTY Limited ("Levita"), companies which had been privately owned by the Selling Stockholders and others.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING MATTERS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    RELIANCE ON MAJOR CLIENTS. A significant portion of SITEL's revenues is derived from relatively few clients. The Company's 20 and ten largest clients accounted for 56.8% and 42.1%, respectively, of the Company's revenues during 1996. Most of the company's contracts with its clients are terminable upon short notice. The Company's four largest clients were GTE Corporation, Microsoft Corporation, Allstate Insurance Company and J.C. Penney Life Insurance Company, which accounted for 7.5%, 6.8%, 5.9% and 5.7%, respectively, of the Company's revenues during 1996. The loss of one or more of its major clients could have a materially adverse effect on the Company.

    RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS. A significant element of the Company's growth strategy is to pursue strategic acquisitions domestically and internationally that either expand or complement the Company's business. There can be no assurance that the Company will be able to identify additional acceptable acquisition candidates or complete any acquisitions on terms favorable to the Company or in a timely manner. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results, integration of financial reporting and other management systems and the amortization of acquired intangible assets. The issuance of Common Stock in connection with an acquisition may result in dilution to existing stockholders. In addition, a substantial portion of the Company's capital resources may be used for these acquisitions. The Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is also no assurance that the Company can successfully integrate an acquired business into the Company's business or that any acquired business can be operated profitably by the Company. Further expansion in international markets may involve additional risks relating to the integration of such international acquisitions, as well as risks relating to currency exchange rates, different legal and regulatory requirements, difficulties in staffing and managing foreign operations and other factors.

    RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS. The Company has rapidly expanded its operations in the past several years through internal growth and strategic acquisitions, all of which have placed demands on the Company's administrative, operational and financial resources. The planned continued growth of the Company's client base and the Company's services can be expected to continue to place a significant strain on the Company's management and operations. The Company's future performance and profitability will depend on its ability to retain management of acquired businesses, attract and retain additional senior personnel and successfully implement enhancements to its telecommunications and computer technology and management information systems and adapt those systems, as necessary, to respond to changes in its worldwide business.

    RELIANCE ON TELECOMMUNICATIONS AND COMPUTER TECHNOLOGY. SITEL's success is dependent in part on its continued investment in sophisticated telecommunications and computer technology, including proprietary computer software, automated call distributors, predictive dialers, computer integrated telephony and digital switches. The Company has invested significantly in technology in order to maintain a competitive global advantage and anticipates that it will be necessary to continue to do so. There can be no assurance that the Company will be successful in anticipating technological changes or in selecting and developing new and enhanced technology on a timely basis. In addition, the Company's business is highly dependent on its computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through casualty or operating malfunction, could have a materially adverse effect on the Company's business.

    POSSIBLE DECLINE IN EFFECTIVENESS OF TELESERVICING. The teleservicing industry has grown significantly in the last ten years. Advances in new forms of customer service and direct marketing, such as the development of electronic communication via the Internet and other media, could have an adverse effect on the demand for teleservicing as a form of customer service or direct sales. As the teleservicing industry continues to grow, teleservicing's effectiveness as a direct marketing tool also may decrease as a result of consumer saturation and increased consumer resistance to teleservicing generally.

    DEPENDENCE ON LABOR FORCE. Teleservicing is very labor intensive and characterized by high personnel turnover. There can be no assurance that the Company's labor costs will not increase. Some of the Company's teleservicing activities, particularly insurance product sales and customer service activities for technology clients, require highly trained employees. The Company's worldwide presence also necessitates retaining personnel fluent in languages and dialects spoken and written by customers of the Company's clients. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of employees it would be forced to limit its growth or possibly curtail its operations. The Company competes for qualified personnel with other teleservicing firms and periodically is required to pay premium hourly wages to attract and retain personnel. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of personnel to support its planned growth.

    DEPENDENCE ON TELEPHONE SERVICE. The Company's business is materially dependent upon service provided worldwide by various local and long distance telephone companies. Rate increases imposed by these companies will increase the Company's operating expenses and adversely affect its operating margins to the extent SITEL is unable to pass through the increases to its clients. In addition, any significant interruption in telephone service would adversely affect the Company, and the inability of telephone companies to provide SITEL with greater capacity in any particular country would adversely affect the Company's growth.

    FOREIGN CURRENCY RISKS. A substantial amount of the Company's revenues is received, and a substantial amount of operating costs is incurred, in foreign currencies. Because the Company's financial statements are presented in U.S. dollars, any significant fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which the Company operates will affect the Company's results of operations and its financial statements. Except for certain forward contracts designed to minimize the Company's exposure to quarterly fluctuations in the value of British pounds and Spanish pesetas, the Company is not currently engaged in currency hedging transactions.

    COMPETITIVE INDUSTRY. The worldwide teleservicing industry is extremely competitive. The Company competes with numerous independent teleservicing firms, some of which are as large or larger than SITEL, as well as the in-house teleservicing operations of many of its clients or potential clients. Also, the Company competes with direct mail, television, radio and other advertising media. There can be no assurance that additional competitors with greater resources than the Company will not enter the industry or that the Company's clients will not choose to conduct internally more of their teleservicing activities.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced and expects to continue to experience quarterly variations in its results of operations principally due to the timing of clients' teleservicing campaigns and the commencement of new contracts, revenue mix, and the timing of additional selling, general and administrative expenses to support new business. While the effects of seasonality on SITEL's business often are offset by the addition of new clients or new programs for existing clients, the Company's business tends to be slower in August and December. August is affected by reduced marketing activities in Europe and December is affected by reduced teleservicing activities during the holiday season. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected.

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the efforts of its executive officers, particularly James F. Lynch, Chairman, Henk P. Kruithof, Executive Vice Chairman, Michael P.

May, Chief Executive Officer, Phillip A. Clough, President, and Barry S. Major, Executive Vice President and Chief Financial Officer. The loss of the services of any of these individuals could have a materially adverse effect on the Company. Among its executive officers, the Company has employment contracts with only Messrs. Lynch and May. Mr. Lynch's agreement is subject to a rolling three year term, and Mr. May's agreement is terminable at will. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel.

    CONTROL BY MANAGEMENT. Messrs. Lynch and Kruithof beneficially own (including through a voting agreement granting Mr. Lynch the right to vote certain shares) approximately 37.0% of the Common Stock. As a result of such voting concentration, if Messrs. Lynch and Kruithof vote in the same manner, they likely will be able to exert significant influence over most matters requiring approval by the Company's stockholders, including the election of directors. Such voting concentration may have the effect of delaying or preventing a change in control of the Company.

    POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the teleservicing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions, announcements relating to pending or completed acquisitions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons unrelated to their operating performance.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS. This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. The words "believe," "expect," "seek" and "intend" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to services of the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this Prospectus and in the Company's periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause such differences.

                              SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of Common Stock as of November 25, 1997 and as adjusted for the sale of Shares offered hereby by each Selling Stockholder. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the Shares shown.

                                            SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                          OWNED PRIOR TO OFFERING              OWNED AFTER OFFERING
                                          -----------------------   SHARES    -----------------------
          NAME AND ADDRESS (1)              NUMBER      PERCENT     OFFERED     NUMBER      PERCENT
----------------------------------------  ----------  -----------  ---------  ----------  -----------
Levita Telecorporation Pty Limited......     623,107       *          77,888     545,219       *
Peter Andrew Forward....................     128,872       *          34,588      94,284       *
Stephen Russell Just....................     128,872       *          34,588      94,284       *
Simon David Norton......................     128,872       *          34,588      94,284       *
Michael John Pheasant...................     128,872       *          34,589      94,283       *

------------------------

*   less than 1%

(1) The address of Levita Telecorporation PTY Limited is Level 12, 81-83 Mount Street, North Sydney, New South Wales, Australia. The address of Messrs. Forward, Just, Norton and Pheasant is c/o SITEL Telebusiness New Zealand, Level 10, 126 Vincent Street, Auckland, New Zealand. Messrs. Forward, Just, Norton and Pheasant are employees of Telebusiness.

                              PLAN OF DISTRIBUTION

    The Shares offered pursuant to this Prospectus will generally be sold by the Selling Stockholders through securities broker-dealers in ordinary broker transactions. It is expected that the broker-dealers will receive commissions not in excess of the usual and customary broker's commissions. The Company is not engaging an underwriter in connection with the shelf registration or offering of these Shares.

    The Selling Stockholders have advised the Company that the sale of the Shares offered hereby also may be effected directly to purchasers by the Selling Stockholders acting as principals or through one or more brokers, dealers or agents from time to time in one or more transactions otherwise than on any stock exchange or in the over-the-counter market, or through the writing of options on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices relating to such market prices, at varying prices determined at the time of the sale, or at negotiated or fixed prices, in each case determined by the Selling Stockholders or by agreement between the Selling Stockholders and the brokers, dealers, agents or purchasers. If the Selling Stockholders effect such transactions through brokers, dealers or agents, such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from the purchasers of Shares for whom they act as agent.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 200,000,000 shares, par value $.001, of undesignated capital stock. Until otherwise designated by the Board of Directors of the Company, all authorized shares are deemed to be Common Stock. As of November 7, 1997, there were 383 holders of record of the Company's Common Stock and approximately 2,300 holders of options to purchase Common Stock. As of such date, 63,029,792 shares of Common Stock were outstanding and approximately 15,700,000 shares were subject to outstanding options granted under the Company's stock option plans.

COMMON STOCK

    Subject to the prior rights of any outstanding preferred stock, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

UNDESIGNATED STOCK

    The Board of Directors of the Company generally has the power to issue shares of capital stock without stockholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of this undesignated stock and to divide such shares into classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of undesignated stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND
  MINNESOTA LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Amended and Restated Articles of Incorporation and Bylaws, as amended, provide for a seven member Board of Directors to be elected to staggered one, two and three year terms, and thereafter for successive three year terms, and that directors may only be removed from office for cause upon a vote of two-thirds of the Common Stock represented at a stockholders' meeting. The Articles and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of two-thirds of the Common Stock represented at a stockholders' meeting. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

    SECTIONS 302A.671 AND 302A.673 OF THE MINNESOTA BUSINESS CORPORATION
ACT. The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny stockholders the receipt of a premium for their Common Stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the stockholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Abrahams, Kaslow & Cassman, Omaha, Nebraska. Members of the Abrahams, Kaslow & Cassman firm directly hold a total of 18,125 shares of Common Stock.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is listed on The New York Stock Exchange. Material filed by the Company with the Exchange can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission as described above.

    Statements contained or incorporated by reference in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

        (a) the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996 (which incorporates by reference portions of the Company's definitive Proxy Statement for the Company's Annual Meeting of Stockholders held on June 6, 1997).

        (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

        (c) the Company's Current Reports on Form 8-K, and amendments thereto, filed on January 31, 1997, February 6, 1997, February 12, 1997, April 3, 1997, April 16, 1997, August 1, 1997 and September 15, 1997.

        (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act.

        (e) the financial statements, reports thereon and notes thereto for Teleaction, S.A. contained on page F-53 through F-81 of the Company's definitive Proxy Statement for the Company's Special Meeting of Stockholders held on August 28, 1996.

        (f) the pro forma financial information relating to the Teleaction acquisition contained in the Company's Form 8-K/A filed on August 23, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to the Corporate Secretary, SITEL Corporation, 13215 Birch Street, Suite 100, Omaha, Nebraska 68164, telephone number (402) 963-6810.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    4
Selling Stockholders......................................................    7
Plan of Distribution......................................................    8
Description of Capital Stock..............................................    8
Legal Matters.............................................................    9
Available Information.....................................................    9
Incorporation of Certain Information by Reference.........................   10

                                 216,241 SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               NOVEMBER 25, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------